Exhibit 99.1
KIMBALL ELECTRONICS, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2020 RESULTS

•	Net sales in the fourth quarter were $286 million, down 10% year-over-year

•
Fourth quarter net loss of $1.3 million, which includes a non-cash after-tax goodwill impairment charge of $6.9 million and after-tax non-operating charge of $2.9 million related to the finalization of the net working capital adjustment after the measurement period for the GES acquisition

•	Adjusted net income (non-GAAP) of $8.5 million

•	Loss per share of $0.05 and adjusted diluted earnings per share (non-GAAP) of $0.34 for the quarter

•	Strong cash flows provided by operating activities of $21.5 million during the fourth quarter
JASPER, Ind., August 18, 2020 (GLOBE NEWSWIRE) -- Kimball Electronics, Inc. (NASDAQ: KE) today announced financial results for its fourth quarter and fiscal year ended June 30, 2020.

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
(Amounts in Thousands, except EPS)	2020	2019	2020	2019
Net Sales	$286,156	$318,621	$1,200,550	$1,181,844
Operating Income	$1,609	$10,319	$31,996	$42,060
Adjusted Operating Income (non-GAAP) (1)	$9,534	$10,104	$39,921	$41,753
Operating Income %	0.6%	3.2%	2.7%	3.6%
Adjusted Operating Income (non-GAAP) %	3.3%	3.2%	3.3%	3.5%
Net Income (Loss)	$(1,273)	$7,525	$18,196	$31,558
Adjusted Net Income (non-GAAP) (1)	$8,545	$7,362	$28,014	$31,074
Diluted EPS	$(0.05)	$0.29	$0.71	$1.21
Adjusted Diluted EPS (non-GAAP) (1)	$0.34	$0.29	$1.10	$1.19
(1) A reconciliation of GAAP and non-GAAP financial measures is included below.

Donald D. Charron, Chairman and Chief Executive Officer, stated, “We are pleased with the operating results we delivered in the fourth quarter of fiscal year 2020 despite the global interruptions and challenges caused by the COVID-19 pandemic.  The health and safety of our employees remains our number one priority, and we continue to make every effort to keep our facilities safe, utilizing protection shields, face masks, body temperature scanning, social distancing, and proper hygiene.  Of our 6,400 employees around the world, approximately 1% have tested positive for the virus and in each positive test case, our responses followed our procedures for communication to our employees, contact tracing, self-quarantining, testing, and sanitization of the affected work areas.  Because of the disciplined response and extraordinary effort of our people around the world, we were able to perform our mission as an “essential business” and support the significant increases from our medical customers for their respiratory care and patient monitoring products.”

Mr. Charron continued, “In the fourth quarter of fiscal year 2020, sales in our medical vertical increased 23% compared to the fourth quarter of fiscal year 2019 and were up 42% sequentially.  We expect the momentum in our medical vertical to continue during the first half of fiscal year 2021.  I feel honored and privileged that our Company can play such an important role to help in the recovery of people infected by the virus.”

Mr. Charron went on to say, “The sales decline in our automotive vertical was disappointing, but was not surprising, given the extensive automotive plant shutdowns across North America and Europe during the months of April and May.  While the automotive industry restart has been slower than expected, we are encouraged to see our June-ending run rates start to approach pre-COVID-19 levels.  Lastly, while changes to anticipated revenues for our GES reporting unit resulted in an impairment charge in the quarter, we remain optimistic about the long-term opportunities for GES and continue to make progress on our integration and diversification plans. During the quarter, GES realized its strongest net sales and operating performance since the acquisition in October 2018.”

Fourth Quarter Fiscal Year 2020 Overview:

•	Consolidated net sales decreased 10% compared to the fourth quarter of fiscal year 2019. Foreign currency headwinds had an unfavorable 1% impact on net sales in the current quarter.

•
Non-cash goodwill impairment charge of $7.9 million, $6.9 million net of tax, was recognized in the quarter for the GES reporting unit as a result of a reduction in future anticipated revenues. This impairment charge is an adjustment that does not affect the Company’s cash position, cash flow from operations, or debt covenants and is excluded for the non-GAAP measures.

•
Adjusted net income (non-GAAP) in the current year fourth quarter also excludes expense of $3.8 million, $2.9 million net of tax, recorded in Non-operating expense for the final net working capital adjustment after the measurement period related to the GES acquisition.

•	Operating activities provided cash of $21.5 million during the quarter, which compares to cash provided by operating activities of $12.2 million in the fourth quarter of fiscal year 2019.

•
Cash conversion days (“CCD”) for the quarter ended June 30, 2020 were 81 days, flat sequentially with the third quarter of fiscal year 2020 and up from 77 days for the prior year quarter ended June 30, 2019. CCD is calculated as the sum of days sales outstanding plus contract asset days plus production days supply on hand less accounts payable days.

•	Investments in capital expenditures were $11.0 million during the quarter.

•	Cash and cash equivalents were $65.0 million and borrowings outstanding on credit facilities were $118.1 million at June 30, 2020, including $91.5 million classified as long term.

Net Sales by Vertical Market:

	Three Months Ended
	June 30,
(Amounts in Millions)	2020	2019	Percent Change
Automotive	$73.7	$128.7	(43)%
Medical	123.7	100.5	23%
Industrial	74.3	68.3	9%
Public Safety	12.0	16.1	(26)%
Other	2.5	5.0	(51)%
Total Net Sales	$286.2	$318.6	(10)%

Fiscal Year 2020 Overview:

•	Net sales increased 2% in fiscal year 2020, setting a new annual record of $1.2 billion.

•	Cash flow provided by operating activities for fiscal year 2020 was $72.8 million, a new annual record.

•	Investments in capital expenditures were $38.7 million during fiscal year 2020.

•
Return on invested capital (“ROIC”) was 6.9% and 8.7% for fiscal years 2020 and 2019, respectively (ROIC is a non-GAAP financial measure, see reconciliation of non-GAAP financial measures for ROIC calculation).

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, successful integration of acquisitions, ramp up of new operations, global economic conditions, geopolitical environment, global health emergencies including the COVID-19 pandemic, significant volume reductions from key contract customers, loss of key customers or suppliers, financial stability of key customers and suppliers, availability or cost of raw materials, the ability of the supply chain to react successfully to the significant increase in demand for certain medical components, impact related to tariffs and other trade barriers, and increased competitive pricing pressures. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in its Annual Report on Form 10-K for the year ended June 30, 2019 and other filings with the Securities and Exchange Commission (the “SEC”).

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, statement of cash flows, or statement of share owners’ equity of the Company. The non-GAAP financial measures contained herein include adjusted operating income, adjusted net income, adjusted diluted EPS, and ROIC. These measures include adjustments for the three months and fiscal year ended June 30, 2020 related to goodwill impairment and a final net working capital adjustment expense after the measurement period on the GES acquisition, for the three months and fiscal year ended June 30, 2019 related to proceeds from a class action lawsuit settlement, and for the fiscal year ended June 30, 2019 related to adjustments to the provision for income taxes resulting from the U.S. Tax Cuts and Jobs Act (“Tax Reform”). Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the financial highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effects of the goodwill impairment, expense of the final net working capital adjustment, proceeds from the lawsuit settlement, and tax adjustments resulting from Tax Reform. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company’s core operations.

Conference Call / Webcast

Date:	August 19, 2020
Time:	10:00 AM Eastern Time
Live Webcast:	investors.kimballelectronics.com/events-and-presentations
Dial-In #:	800-992-4934 (International Calls - 937-502-2251)
Conference ID:	5677104
For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.
About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (NASDAQ: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.
Lasting relationships. Global success.

Financial highlights for the fourth quarter and fiscal year ended June 30, 2020 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except Per Share Data)	June 30, 2020		June 30, 2019
Net Sales	$286,156	100.0%	$318,621	100.0%
Cost of Sales	265,231	92.7%	295,399	92.7%
Gross Profit	20,925	7.3%	23,222	7.3%
Selling and Administrative Expenses	11,391	4.0%	13,118	4.2%
Other General Income	—	—%	(215)	(0.1)%
Goodwill Impairment	7,925	2.7%	—	0.0%
Operating Income	1,609	0.6%	10,319	3.2%
Other Income (Expense), net	(2,687)	(1.0)%	(1,605)	(0.5)%
Income (Loss) Before Taxes on Income	(1,078)	(0.4)%	8,714	2.7%
Provision for Income Taxes	195	0.0%	1,189	0.3%
Net Income (Loss)	$(1,273)	(0.4)%	$7,525	2.4%

Earnings (Loss) Per Share of Common Stock:
Basic	$(0.05)		$0.30
Diluted	$(0.05)		$0.29

Average Number of Shares Outstanding: (1)
Basic	25,049		25,450
Diluted	25,049		25,622

(1) For the three months ended June 30, 2020, all outstanding stock compensation awards were antidilutive, as a result of the net loss recognized for the period, and were excluded from the dilutive calculation, including 210,000 average outstanding performance shares and 30,000 outstanding average deferred stock units.

(Unaudited)	Fiscal Year Ended
(Amounts in Thousands, except Per Share Data)	June 30, 2020		June 30, 2019
Net Sales	$1,200,550	100.0%	$1,181,844	100.0%
Cost of Sales	1,116,709	93.0%	1,093,438	92.5%
Gross Profit	83,841	7.0%	88,406	7.5%
Selling and Administrative Expenses	43,920	3.7%	46,653	3.9%
Other General Income	—	—%	(307)	—%
Goodwill Impairment	7,925	0.6%	—	—%
Operating Income	31,996	2.7%	42,060	3.6%
Other Income (Expense), net	(6,839)	(0.6)%	(3,575)	(0.3)%
Income Before Taxes on Income	25,157	2.1%	38,485	3.3%
Provision for Income Taxes	6,961	0.6%	6,927	0.6%
Net Income	$18,196	1.5%	$31,558	2.7%

Earnings Per Share of Common Stock:
Basic	$0.72		$1.22
Diluted	$0.71		$1.21

Average Number of Shares Outstanding:
Basic	25,243		25,857
Diluted	25,428		26,082

Condensed Consolidated Statements of Cash Flows	Fiscal Year Ended
(Unaudited)	June 30,
(Amounts in Thousands)	2020	2019
Net Cash Flow provided by (used for) Operating Activities	$72,808	$(6,748)
Net Cash Flow used for Investing Activities	(38,482)	(68,709)
Net Cash Flow (used for) provided by Financing Activities	(17,934)	79,430
Effect of Exchange Rate Change on Cash and Cash Equivalents	(678)	(1,125)
Net Increase in Cash and Cash Equivalents	15,714	2,848
Cash and Cash Equivalents at Beginning of Period	49,276	46,428
Cash and Cash Equivalents at End of Period	$64,990	$49,276

	(Unaudited)
Condensed Consolidated Balance Sheets	June 30, 2020	June 30, 2019
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$64,990	$49,276
Receivables, net	180,133	225,555
Contract assets	70,350	51,929
Inventories	219,043	203,840
Prepaid expenses and other current assets	23,891	24,713
Property and Equipment, net	154,529	143,629
Goodwill	12,011	18,104
Other Intangible Assets, net	19,343	22,188
Other Assets	30,539	24,877
Total Assets	$774,829	$764,111

LIABILITIES AND SHARE OWNERS’ EQUITY
Current portion of borrowings under credit facilities	$26,638	$34,713
Accounts payable	203,703	197,001
Accrued expenses	42,264	43,196
Long-term debt under credit facilities, less current portion	91,500	91,500
Long-term income taxes payable	9,765	9,765
Other	21,594	18,082
Share Owners’ Equity	379,365	369,854
Total Liabilities and Share Owners’ Equity	$774,829	$764,111

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except Per Share Data)
Operating Income excluding Goodwill Impairment and Lawsuit Proceeds
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2020	2019	2020	2019
Operating Income, as reported	$1,609	$10,319	$31,996	$42,060
Add: Goodwill Impairment	7,925	—	7,925	—
Less: Pre-tax Settlement Proceeds from Lawsuit	—	215	—	307
Adjusted Operating Income	$9,534	$10,104	$39,921	$41,753

Net Income excluding Goodwill Impairment, Net Working Capital Adjustment from GES Acquisition, Tax Reform, and Lawsuit Proceeds
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net Income (Loss), as reported	$(1,273)	$7,525	$18,196	$31,558
Add: After-tax Goodwill Impairment	6,947	—	6,947	—
Add: After-tax Net Working Capital Adjustment on GES Acquisition	2,871	—	2,871	—
Add: Adjustments to Provision for Income Taxes from Tax Reform	—	—	—	(251)
Less: After-tax Settlement Proceeds from Lawsuit	—	163	—	233
Adjusted Net Income	$8,545	$7,362	$28,014	$31,074

Diluted Earnings per Share excluding Goodwill Impairment, Net Working Capital Adjustment from GES Acquisition, Tax Reform, and Lawsuit Proceeds
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2020	2019	2020	2019
Diluted Earnings (Loss) per Share, as reported	$(0.05)	$0.29	$0.71	$1.21
Add: Impact of Goodwill Impairment	0.28		0.28
Add: Impact of Net Working Capital Adjustment on GES Acquisition	0.11	—	0.11	—
Add: Adjustments to Provision for Income Taxes from Tax Reform	—	—	—	(0.01)
Less: Impact of Settlement Proceeds from Lawsuit	—	—	—	0.01
Adjusted Diluted Earnings per Share	$0.34	$0.29	$1.10	$1.19

Return on Invested Capital (ROIC) excluding Goodwill Impairment and Lawsuit Proceeds
			Fiscal Year Ended
			June 30,
			2020	2019
Operating Income			$31,996	$42,060
Add: Goodwill Impairment			$7,925	$—
Less: Pre-tax Settlement Proceeds from Lawsuits			$—	$307
Adjusted Operating Income (non-GAAP)			$39,921	$41,753
Tax Effect (1)			$9,715	$7,729
After-tax Adjusted Operating Income			$30,206	$34,024
Average Invested Capital (2)			$437,263	$390,528
ROIC			6.9%	8.7%
(1) Accumulated tax effect utilizing the applicable quarterly effective tax rates, excludes tax effect of adjusted items including adjustments related to the U.S. Tax Cuts and Jobs Act.
(2) Average Invested Capital is computed using Share Owners’ equity plus current and non-current debt less cash and cash equivalents averaged for the last five quarters.